EXHIBIT 99.1

Contact:	Charles Lambert
Finance Director
Medical Properties Trust
(205) 397-8897
clambert@medicalpropertiestrust.com
MEDICAL PROPERTIES TRUST, INC.
REPORTS THIRD QUARTER RESULTS
Invests $123 Million in Five Hospitals During Third Quarter;
Acquisition of Six Hospitals for Approximately $90 Million Pending
     Birmingham, Ala., October 26, 2006 — Medical Properties Trust, Inc. (NYSE: MPW) today announced its operating and other results for the quarter and nine months ended September 30, 2006.
HIGHLIGHTS
•	Third quarter funds from operations (“FFO”) was $0.27 per diluted share, a 59% increase over the same period in 2005;
•	FFO for the first nine months of 2006 increased 41% to $0.76 per diluted share compared to the same period in 2005;
•	Sold the Kentfield facility to Vibra Healthcare, L.L.C. and Vibra reduced its loan balance by approximately $3.8 million;
•	Invested approximately $123.0 million in existing healthcare real estate assets;
•	Paid the third quarter dividend of $0.26 per common share on October 12, 2006 that was declared on August 18;
•	Executed commitments, aggregating approximately $90 million, to acquire the real estate assets of six additional hospital facilities at an average return approximating 11.5% of initial cost.
OPERATING RESULTS
     FFO was $10.6 million for the third quarter of 2006, which is an increase of 66% over the same period in 2005. On a per diluted share basis, FFO of $0.27 for the third quarter increased 59% over third quarter 2005 FFO per share of $0.17 per diluted share. On a sequential quarter basis, FFO and FFO per diluted share increased 10% and 11% respectively, compared to FFO of $9.7 million and $0.24 per diluted share.

     Net income for the quarter ended September 30, 2006 was $8.7 million, or $0.22 per diluted share, which was an increase of 65% and 57% respectively, compared with net income for the corresponding period in 2005 of $5.3 million, or $0.14 per diluted share. On a sequential quarter basis, net income and net income per share increased 10% and 10% respectively, compared to net income of $7.9 million and net income per diluted share of $0.20.
     For the first nine months of 2006, FFO increased 86% to $30.0 million from $16.2 million for the first nine months in 2005. On a per diluted share basis, FFO was $0.76 per share compared to $0.54 per diluted share for the first nine months of 2005.
     Net income for the first nine months was $24.6 million, or $0.62 per diluted share, which was an increase of 86% and 41%, respectively, compared with net income of $13.2 million and $0.44 per diluted share in the corresponding period in 2005.
     Edward K. Aldag, Jr., MPT’s chairman, chief executive and president described management’s assessment of the quarterly results. “In the third quarter, we got back on track with our acquisitions by adding more than $120 million in new hospital investments. As we go into the fourth quarter, we have a high level of confidence that we will meet our full-year goal of investing more than $200 million in hospital real estate, and we are very pleased that our initial returns on new and committed acquisitions remain above 10%.” Aldag noted that MPT has binding commitments for and expects to acquire six hospitals for approximately $90 million during the remainder of the fourth quarter.
     As the Company has previously disclosed, the original tenant of the Company’s West Houston Town & Country Hospital and Medical Office Building has faced financial challenges primarily due to the absence of key managed care contracts. Subsequent to the end of the third quarter, MPT terminated the lease with the original tenant and replaced it with a recently organized partnership. The partnership has entered into an interim management arrangement with an experienced third party healthcare management firm to operate the facilities. During this interim period, the partnership tenant will be owned and controlled by one of MPT’s most successful hospital operators, Vibra Healthcare.
     “At this time we are actively negotiating with several large hospital systems that are interested in leasing our facility under terms and conditions that we believe are generally preferable to those of the previous lease,” said Aldag. “All of these systems are well capitalized and have the necessary managed care contacts already in place. In each of our tenant relationships, we negotiate protective covenants in our leases and liquid credit enhancements that are designed to allow us to move quickly to replace a poorly performing tenant and otherwise act to protect our investment and earnings stream. Because of our careful underwriting and pre-planning concerning the Town & Country tenant, we believe that we will be able to conclude these negotiations quickly and without material adverse financial consequences.” The Company stated that there is no assurance of a successful release of the facilities.

     The Company also disclosed that Vibra Healthcare has repurchased the Kentfield long-term acute care hospital and has made an initial $3.8 million reduction of its loan from MPT. Vibra has notified MPT that it expects to make a further loan payment of approximately $7.5 million pending clearance of certain regulatory matters with respect to the Kentfield hospital. Vibra expects such clearance by mid-November, although there is no assurance that the state regulatory authority will act promptly.
     Based on operating results for the first eight months reported by the Company’s tenants, MPT’s weighted average EBITDAR lease coverage ratio approximated 2.85 times (after taking into account a one-time management fee, the coverage was 3.88 times compared to 3.35 times for the corresponding period in 2005); approximately 58% of all tenants’ patient days during the quarter resulted from Medicare patients, while commercial payors, Medicaid, and other reimbursement sources represented 22%, 15% and 5%, respectively of patient days.
FUTURE OPERATIONS
     Management reiterated its expectation that during 2007 MPT will invest between $200 and $300 million in existing healthcare real estate assets. In addition, the Company’s Monroe Hospital in Bloomington, Indiana was opened subsequent to the end of the third quarter, and the Company’s North Cypress Medical Center is expected to receive its certificate of occupancy in the latter part of November and commence operations in January. Bucks County Women’s Hospital in Bensalem, Pennsylvania is expected to open early in the first quarter of 2007. Management intends to discuss its outlook for 2007 full year results of operations during a conference call in early 2007 subsequent to release of fourth quarter operating results.
CONFERENCE CALL AND WEBCAST
     The Company has scheduled a conference call and webcast for Friday, October 27, 2006 at 11:00 a.m. Eastern Time in order to present the Company’s performance and operating results for the quarter and nine months ended September 30, 2006. The dial-in number for the conference call is 866-770-7051 (U.S.) and (617) 213-8064 (International), and the passcode is 82733603. Participants may also access the call via webcast at www.medicalpropertiestrust.com. A dial-in and webcast replay of the call will be available shortly after completion of the call. Callers may dial (888) 286-8010 (U.S.) or (617) 801-6888 (International), and use passcode 88662783 for the replay.
About Medical Properties Trust, Inc.
     Medical Properties Trust, Inc. is a Birmingham, Alabama based self-advised real estate investment trust formed to capitalize on the changing trends in healthcare delivery by acquiring and developing net-leased healthcare facilities. These facilities include inpatient rehabilitation hospitals, long-term acute care hospitals, regional acute care hospitals, ambulatory surgery centers and other single-discipline healthcare facilities, such as heart hospitals, orthopedic hospitals and cancer centers.

The statements in this press release that are forward looking are based on current expectations and actual results or future events may differ materially. Words such as “expects,” “believes,” “anticipates,” “intends,” “will,” “should’ and variations of such words and similar expressions are intended to identify such forward-looking statements, which include statements including, but not limited to, concerning the payment of future dividends, if any, completion of projects under development, acquisition of healthcare real estate, completion of additional debt arrangements, the capacity of the Company’s tenants to meet the terms of their agreements, the level of general and administrative expense, the releasing and possible financial outcome of the Town & Country Hospital and MOB, the timing of Vibra’s debt repayment, and net income per share and FFO per share in 2006. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results of the Company or future events to differ materially from those express in or underlying such forward-looking statements, including without limitation: national and economic, business, real estate and other market conditions; the competitive environment in which the Company operations; the execution of the Company’s business plan; financing risks; the Company’s ability to attain and maintain its status as a REIT for federal income tax purposes; acquisition and development risks; potential environmental and other liabilities; and other factors affecting the real estate industry generally or the healthcare real estate in particular. For further discussion of the facts that could affect outcomes, please refer to the “Risk Factors” section of the Company’s Form 10-K for the year ended December 31, 2005 and the final prospectus for its initial public offering. Except as otherwise required by the federal securities laws, the Company undertakes no obligation to update the information in this press release.
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MEDICAL PROPERTIES TRUST, INC. AND SUBSIDIARIES
Consolidated Statements of Operations
(Unaudited)

	Three Months	Three Months	Nine Months	Nine Months
	Ended	Ended	Ended	Ended
	September 30, 2006	September 30, 2005	September 30, 2006	September 30, 2005
Revenues
Rent billed	$9,560,954	$5,964,211	$27,730,809	$14,579,588
Straight-line rent	1,959,364	1,007,062	4,520,232	3,784,801
Interest income from loans	3,600,880	1,233,668	8,726,795	3,562,857

Total revenues	15,121,198	8,204,941	40,977,836	21,927,246
Expenses
Real estate depreciation and amortization	1,974,371	1,170,387	5,480,638	2,986,790
General and administrative	2,548,517	2,546,380	7,948,530	5,712,257

Total operating expenses	4,522,888	3,716,767	13,429,168	8,699,047

Operating income (loss)	10,598,310	4,488,174	27,548,668	13,228,199
Other income (expense)
Interest income	198,442	767,917	436,989	1,509,903
Interest expense	(2,071,900)	—	(3,246,413)	(1,542,266)

Net other income (expense)	(1,873,458)	767,917	(2,809,424)	(32,363)

Income before minority interests	8,724,852	5,256,091	24,739,244	13,195,836
Minority interests in consolidated partnerships	(51,305)	—	(173,016)	—

Net income (loss)	$8,673,547	$5,256,091	$24,566,228	$13,195,836

Net income (loss) per share, basic	$0.22	$0.14	$0.62	$0.44
Weighted average shares outstanding - basic	39,529,687	37,606,480	39,453,412	29,975,971
Net income (loss) per share, diluted	$0.22	$0.14	$0.62	$0.44
Weighted average shares outstanding - diluted	39,857,355	37,654,576	39,759,907	29,999,381

MEDICAL PROPERTIES TRUST, INC. AND SUBSIDIARIES
Consolidated Balance Sheets

	September 30, 2006	December 31, 2005
Assets	(Unaudited)
Real estate assets
Land	$36,949,043	$31,004,675
Buildings and improvements	313,154,793	250,518,440
Construction in progress	99,131,783	45,913,085
Intangible lease assets	11,339,657	9,666,192
Mortgage loans	105,000,000	40,000,000

Gross investment in real estate assets	565,575,276	377,102,392
Accumulated depreciation	(9,989,453)	(5,260,219)
Accumulated amortization	(1,069,633)	(622,612)

Net investment in real estate assets	554,516,190	371,219,561
Cash and cash equivalents	1,187,026	59,115,832
Interest and rent receivable	14,044,019	6,923,091
Straight-line rent receivable	11,947,611	7,909,213
Loans receivable	46,332,229	48,205,611
Other assets	11,893,194	7,800,238

Total Assets	$639,920,269	$501,173,546

Liabilities and Stockholders’ Equity
Liabilities
Debt	$232,630,841	$100,484,520
Accounts payable and accrued expenses	27,733,227	19,928,900
Deferred revenue	16,979,122	10,922,317
Lease deposits and other obligations to tenants	6,970,052	11,386,801

Total liabilities	284,313,242	142,722,538
Minority interest	1,089,053	2,173,866
Stockholders’ equity
Preferred stock, $0.001 par value. Authorized 10,000,000 shares; no shares outstanding	—	—
Common stock, $0.001 par value. Authorized 100,000,000 shares; issued and outstanding - 39,419,450 shares at March 31, 2006 and 39,345,105 shares at December 31, 2005	39,533	39,345
Additional paid in capital	362,202,277	359,588,362
Distributions in excess of net income	(7,723,836)	(3,350,565)

Total stockholders’ equity	354,517,974	356,277,142

Total Liabilities and Stockholders’ Equity	$639,920,269	$501,173,546

MEDICAL PROPERTIES TRUST, INC. AND SUBSIDIARIES
Reconciliation of Net Income to Funds From Operations
(Unaudited)

	For the Three	For the Three	For the Nine	For the Nine
	Months Ended	Months Ended	Months Ended	Months Ended
	September 30, 2006	September 30, 2005	September 30, 2006	September 30, 2005
FFO information
Net income	$8,673,547	$5,256,091	$24,566,228	$13,195,836
Depreciation and amortization	1,974,371	1,170,387	5,480,638	2,986,790

Funds from operations	$10,647,918	$6,426,478	$30,046,866	$16,182,626

Per share data:
Net income per share, diluted	$0.22	$0.14	$0.62	$0.44
Depreciation and amortization	0.05	0.03	0.14	0.10

Funds from operations, diluted	$0.27	$0.17	$0.76	$0.54

FFO per share, basic	$0.27	$0.17	$0.76	$0.54

FFO per share, diluted	$0.27	$0.17	$0.76	$0.54

Funds from operations, or FFO, represents net income (computed in accordance with GAAP), excluding gains (or losses) from sales of property, plus real estate related depreciation and amortization (excluding amortization of loan origination costs) and after adjustments for unconsolidated partnerships and joint ventures. Management considers funds from operations a useful additional measure of performance for an equity REIT because it facilitates an understanding of the operating performance of our properties without giving effect to real estate depreciation and amortization, which assumes that the value of real estate assets diminishes predictably over time. Since real estate values have historically risen or fallen with market conditions, we believe that funds from operations provides a meaningful supplemental indication of our performance. We compute funds from operations in accordance with standards established by the Board of Governors of the National Association of Real Estate Investment Trusts, or NAREIT, in its March 1995 White Paper (as amended in November 1999 and April 2002), which may differ from the methodology for calculating funds from operations utilized by other equity REITs and, accordingly, may not be comparable to such other REITs. FFO does not represent amounts available for management’s discretionary use because of needed capital replacement or expansion, debt service obligations, or other commitments and uncertainties, nor is it indicative of funds available to fund our cash needs, including our ability to make distributions. Funds from operations should not be considered as an alternative to net income (loss) (computed in accordance with GAAP) as indicators of our financial performance or to cash flow from operating activities (computed in accordance with GAAP) as an indicator of our liquidity.